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                                                                     EXHIBIT 4.4

                                  AMENDMENT TO
                                  ------------
                             STOCKHOLDERS AGREEMENT
                             ----------------------

          THIS AMENDMENT (THIS"AMENDMENT") TO STOCKHOLDERS AGREEMENT AND TO THE CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK (the "Certificate of Designation") of STC Technologies, Inc., a Delaware corporation (the "Company") by the holders (the "Preferred Stockholders") of the Company's Series A Convertible Preferred Stock, par value $0.000001 per share (the "Series A Preferred Stock"). This Amendment amends the Certificate of Designation and the Stockholders Agreement dated as of the 30th day of March, 1999 by and among the Company and the Preferred Stockholders (the "Stockholders Agreement").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Board of Directors of the Company (the "Board") has received and reviewed the terms and conditions of a proposed merger with Epitope, Inc., an Oregon corporation ("Epitope"), pursuant to the provisions of an Agreement and Plan of Merger by and among the Company, Epitope, and Edward Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Epitope ("Merger Sub") (the "Merger Agreement").

          WHEREAS, the Merger Agreement contemplates the merger of the Company with and into Merger Sub (the "Company Merger"), and the merger of Epitope with and into Merger Sub (the "Epitope Merger") (together, the "Mergers"), and that the Mergers shall be effectuated at the time (the "Effective Time") specified in such certificates of merger, articles of merger or other appropriate documents which are executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Act of the State of Oregon (the "BCAO").

          WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time and in accordance with the Mergers, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation and succeed to and assume all rights, properties, liabilities and obligations of the Company (the "Surviving Corporation"); and the separate corporate existence of Epitope shall cease and the Surviving Corporation shall continue as the surviving corporation and succeed to and assume all rights, properties, liabilities and obligations of Epitope.

          WHEREAS, as a condition and inducement to the parties' willingness to enter into the Merger Agreement, the Merger Agreement provides that, as of the Effective Time: (a) each issued and outstanding share of common stock of the Company, par value $.000001 per share, (the "Company Common Stock"), which is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of fully paid nonassessable common stock of the Surviving Corporation calculated in accordance with an exchange ratio (the "Exchange Ratio") based on the Average Epitope Stock Price (as defined in the Merger Agreement); (b) each share of common stock of Epitope , no par value, issued and outstanding
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immediately prior to the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of common stock of the Surviving Corporation; and (c) each share of common stock of Merger Sub shall be canceled.

          WHEREAS, as a condition and inducement to the parties' willingness to enter into the Merger Agreement, the Merger Agreement provides that, as a condition to the consummation of the Mergers, all shares of Series A Preferred Stock shall have been converted into shares of Company Common Stock.

          WHEREAS, in connection with the Mergers and pursuant to Section 7 of the Certificate of Designation, the Preferred Stockholders have the right to have their shares of Series A Preferred Stock automatically converted into shares of Company Common Stock at the relevant conversion prices set forth in the Certificate of Designation (as such conversion prices may be adjusted pursuant to the provisions thereof) effective on a date specified by their affirmative vote or written consent.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the undersigned hereto intending to be legally bound, hereby agree as follows:

          Section 1. Defined Terms. Capitalized terms used and not otherwise defined shall have the meanings assigned to such terms in the Certificate of Designation.

          Section 2.  Waivers of Rights.

          2.1. Waivers of Notice. The Preferred Stockholders hereby waive any and all applicable requirements of notice with respect to this Amendment and the automatic conversion of their shares of Series A Preferred Stock hereunder that may be contained in the Certificate of Designation, the Company's bylaws, Delaware law and/or any agreements or instruments related to the issuance of the Series A Preferred Stock.

          2.2. Mergers Deemed a "Qualified IPO". By execution of the Agreement, the Preferred Stockholders agree that the Mergers and the issuance of common stock of the Surviving Corporation shall be deemed a "Qualified IPO" as defined in the Stockholders Agreement and a firm commitment underwritten public offering of Common Stock of the Company registered under the Securities Act of 1933 as contemplated by Section 7(j) of the Certificate of Designation. As such, each Share of Series A Preferred Stock by virtue of and immediately prior to the consummation of the Mergers and without any action on the part of any Preferred Stockholder, shall be automatically converted into that number of Shares of Common Stock in which the Series A Preferred Stock would be convertible if such conversion were to occur at the time of the public offering of Common Stock.

          Section 3.  Miscellaneous.

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          3.1.   This Amendment may be executed in any number of counterparts by the parties hereto, and all of said counterparts when taken together shall be deemed to constitute one and the same instrument. The Amendment shall be effective upon execution by the holders of not less than 50 percent of the outstanding shares of Series A Preferred Stock pursuant to Section 10 of the Certificate of Designation and Section 11 of the Stockholders Agreement.

          3.2. This Amendment shall inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          3.3. The provisions of this Amendment are independent of and separable from one another, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          3.4. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES.


                            [SIGNATURE PAGES FOLLOW]

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          IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered as of the date first above written.


                         HOLDERS OF SERIES A PREFERRED STOCK:


                         HEALTHCARE VENTURES V, L.P.

                         By:  HealthCare Partners V,
                              its General Partner


                         By: /s/ Jeffrey Steinberg
                            ----------------------------
                              Name:  Jeffrey Steinberg
                              Title: Administrative Partner



                         RHO MANAGEMENT TRUST II

                         By:  Rho Management Company, Inc., as
                              Investment Advisor


                         By:____________________________
                              Name:  Joshua Ruch
                              Title: President



                         HUDSON TRUST



                         By:____________________________
                              Name:  Scott M. Ciccone
                              Title: Trustee

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                         PENNSYLVANIA EARLY STAGE PARTNERS, L.P.

                         By: Pennsylvania Early Stage Partners GP, L.L.C., its General Partner

                         By: /s/ Michael Bolton
                            -------------------------
                              Name:  Michael Bolton
                              Title: Managing Director

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